Exhibit 10.4

FORM OF

SERVICES AND SECONDMENT AGREEMENT

by and between

WESTLAKE CHEMICAL OPCO LP

and

WESTLAKE MANAGEMENT SERVICES, INC.

and

WESTLAKE VINYLS, INC.

and

WPT LLC

and

WESTLAKE PETROCHEMICALS LLC

            , 2014

TABLE OF CONTENTS

		PAGE
	ARTICLE I
	DEFINITIONS, CONSTRUCTION

1.1	Definitions	1
1.2	Construction	6

	ARTICLE II
	SHARED SERVICES

2.1	Engagement of the Westlake Parties	6
2.2	Common Facilities Services	6
2.3	Utility Services	8
2.4	Permits	9
2.5	Consultations	10
2.6	Relationship of the Parties	10

	ARTICLE III
	OPERATING SERVICES

3.1	Seconded Employees of the Westlake Parties	10
3.2	Owner’s Rights	11
3.3	Consultations	11
3.4	Title, Documents and Data	11

	ARTICLE IV
	WESTLAKE PROVIDED UTILITIES

4.1	Engagement of the Westlake Parties	11
4.2	High Pressure Steam	11
4.3	Other Steam	12
4.4	Consultations	12

	ARTICLE V
	OWNER PROVIDED SERVICES

5.1	Engagement of Owner	12
5.2	Owner Provided Services	12
5.3	Consultations	13
5.4	Relationship of the Parties	13

	ARTICLE VI
	ADDITIONAL SERVICES

6.1	Additional Westlake Provided Services	13
6.2	Additional Seconded Employees	13
6.3	Additional Westlake Provided Utilities	13
6.4	Additional Owner Provided Services	14

i

	ARTICLE VII
	AUTHORIZED PERSONS AND EMPLOYEES
7.1	Delegation	14
7.2	Personnel and Secondment	14

	ARTICLE VIII
	BUDGETS, AUDITS AND ACCOUNTING

8.1	Approved Annual Budgets	16
8.2	Unbudgeted Expenditures	16
8.3	Accounting, Reimbursement and Fee	17
8.4	Reports	17
8.5	Audit and Examination	17

	ARTICLE IX
	STANDARD OF CARE, NEGATIVE COVENANTS, CONFIDENTIAL INFORMATION AND PROPRIETARY INVENTIONS

9.1	Standard of Care	17
9.2	Negative Covenants	18
9.3	Proprietary Inventions and Techniques	18
	ARTICLE X
	PAYMENT OF COSTS

10.1	Payments	18
10.2	Reimbursement for Emergencies	19

	ARTICLE XI
	TAXES

11.1	Embedded Tax Amounts	20
11.2	Income Taxes	20

	ARTICLE XII
	WARRANTY/CLAIMS

12.1	Warranties	21
12.2	Claims	21

	ARTICLE XIII
	TERMINATION

13.1	Term	21
13.2	Termination	21
13.3	Self Help	22
13.4	General Obligations	22

	ARTICLE XIV
	ACCESS TO ETHYLENE ASSETS

	ARTICLE XV
	INDEMNIFICATION

15.1	By the Westlake Parties	23
15.2	By Owner	23
15.3	Indemnification Procedures	23

	ARTICLE XVI
	FORCE MAJEURE

16.1	Force Majeure Event	24
16.2	Force Majeure Notice	24

	ARTICLE XVII
	OTHER PROVISIONS

17.1	Assignment	24
17.2	Notices	25
17.3	Severability	25
17.4	Entire Agreement	25
17.5	Amendment or Modification	26
17.6	No Waiver	26
17.7	Safety Regulations	26
17.8	Relationship of Parties	26
17.9	Governing Law	26
17.10	Dispute Resolution	26
17.11	Waiver of Consequential Damages	27
17.12	Further Assurances	27
17.13	Set Off	27
17.14	Counterparts	27
17.15	Rights of Third Parties	27

SCHEDULES

SCHEDULE 1	Ethylene Assets
SCHEDULE 2	Common Facilities
SCHEDULE 3	Common Facilities Services
SCHEDULE 4	Utility Services
SCHEDULE 5	Operating Services
SCHEDULE 6	Owner Provided Services
SCHEDULE 7	Accounting Procedures

SERVICES AND SECONDMENT AGREEMENT

THIS AGREEMENT is made effective as of             , 2014, by and between Westlake Chemical OpCo LP, a Delaware limited partnership (“Owner”), and Westlake Management Services, Inc., a Delaware corporation (“WMSI”), Westlake Vinyls, Inc., a Delaware corporation (“Vinyls”), WPT LLC, a Delaware limited liability company (“WPT”) and Westlake Petrochemicals LLC, a Delaware limited liability company (“Petrochemicals”) (collectively, the “Westlake Parties”). Owner and the Westlake Parties are sometimes referred to herein separately as “Party” or collectively as the “Parties”.

RECITALS

Owner is owner of the Ethylene Assets and Westlake Chemical Corporation (“Westlake Chemical”) and the Westlake Parties are the owners of the adjacent Westlake Facilities and the Common Facilities. The Ethylene Assets are currently connected to and have been operated on an integrated basis with the Westlake Facilities.

In order to continue to operate the Ethylene Assets and the Westlake Facilities in an efficient manner, Owner and the Westlake Parties have agreed to common use of the Common Facilities and Utility Services. The Westlake Parties have agreed to provide certain shared services and Seconded Employees who Owner will use in the operation and maintenance of the Ethylene Assets, and Owner has agreed to provide certain purge gas processing services and certain other services relating to the operation of the Westlake Facilities, in accordance with the terms of this Agreement.

Furthermore, the Parties and certain of their Affiliates have agreed to provide each other with certain utilities for use in their respective production processes.

Concurrent with the execution of this Agreement, Owner and the Westlake Parties or certain of their Affiliates will enter into the Related Agreements.

AGREEMENT

NOW, THEREFORE, Owner and the Westlake Parties hereby agree as follows:

ARTICLE I

DEFINITIONS, CONSTRUCTION

1.1 Definitions. In this Agreement, capitalized terms used, but not otherwise defined, shall have the respective meanings given to such terms set forth below:

Accounting Procedures means the terms and provisions set forth in Schedule 7.

Affiliate means (i) with respect to the Westlake Parties, any other Person that directly or indirectly through one or more intermediaries is controlled by Westlake Chemical, excluding GP and any other Person that directly or indirectly through one or more intermediaries is controlled by GP (including Owner); and (ii) with respect to Owner, GP and any other Person that directly or indirectly through one or more intermediaries is controlled by GP. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Applicable Law means all statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals and rules of common law of each Governmental Authority having jurisdiction over the Parties, including Environmental Laws, all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire Underwriters, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, judgment or settlement; in each case, as applicable to Owner, the Westlake Parties, the Ethylene Assets or the Westlake Facilities.

Agreement means this Services and Secondment Agreement, as the same may be amended.

Approved Annual Budget shall mean the budget so labeled and already approved by Owner and the Westlake Parties for the period commencing on the date of this Agreement and ending December 31, 2014 and the budget for any applicable succeeding Fiscal Year proposed by the Westlake Parties, subject to Section 8.1.

Bankruptcy Proceeding means with respect to a Party or entity, such Party or entity (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights; (v) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and any such proceeding or petition is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (vi) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vii) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (viii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced, or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (ix) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (x) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Base Rate shall mean, interest compounded on a Monthly basis, at the rate per annum equal to the one-month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published by The Wall Street Journal or if not published, then by the Financial Times of London.

Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

Calvert City Assets means an ethylene plant in Calvert City, Kentucky, owned by Owner and more fully described on Schedule 1.

Capital Expenditures means all Expenditures that are capitalized by the Westlake Parties or Owner, as applicable in accordance with GAAP and the relevant Party’s accounting capitalization procedures, in each case as consistently applied and as in effect from time to time.

Claims shall have the meaning set forth in Section 15.1.

Code means the Internal Revenue Code of 1986, as amended.

Common Facilities means certain facilities owned by the Westlake Parties and their Affiliates in Calvert City, Kentucky and Lake Charles, Louisiana, and described on Schedule 2, and any other facilities owned by the Westlake Parties and their Affiliates as may be required for the performance of the Shared Services.

Common Facilities Services means those services described in Section 2.2 and Schedule 3.

Common Units means common units representing limited partner interests in the MLP.

Conflicts Committee shall have the meaning ascribed to such term in the MLP’s agreement of limited partnership, as amended from time to time.

Default Rate shall mean the Base Rate plus two percentage points per annum, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding Month; provided, however, that the Default Rate shall never exceed the maximum rate permitted by Applicable Law.

Demineralized Water means demineralized water produced by the Lake Charles Assets.

Dispute shall have the meaning set out in Section 17.10(a).

Emergency means the events described in Section 10.2(b).

Environmental Law or Environmental Laws means any and all Applicable Laws pertaining to (i) pollution, protection of the environment (including natural resources), or workplace health and safety, (ii) any Release, threatened Release or exposure of any Person or property to Hazardous Substances, or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, or handling of Hazardous Substances. Without limiting the foregoing, Environmental Laws include including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar Applicable Laws of any Governmental Authority having jurisdiction over the Ethylene Assets or the Westlake Facilities or their respective operations, and all amendments to such Applicable Laws and all regulations implementing any of the foregoing.

Ethylene Assets means the Calvert City Assets, the Lake Charles Assets and the Ethylene Pipeline, collectively.

Ethylene Pipeline means an ethylene pipeline from Mont Belvieu, Texas to Longview, Texas, owned by Owner.

Ethylene Sales Agreement means the Ethylene Sales Agreement between Owner and certain Affiliates of Westlake Chemical, dated of even date herewith, as the same may be amended.

Expenditure means a cost, expense or expenditure.

Feedstock Supply Agreement means the Feedstock Supply Agreement between Owner and Petrochemicals, dated of even date herewith, as the same may be amended.

Fiscal Year means each 12 month period beginning on the first day of January of a year and ending on December 31 of the same year; provided, the first Fiscal Year hereunder shall begin on the date of this Agreement and shall end on December 31, 2014; and further provided, the last Fiscal Year shall end at the expiration or termination of this Agreement.

First Approved Annual Budget shall have the meaning set forth in Section 8.1(a).

Force Majeure Event means the following events, conditions and circumstances, and all similar events, conditions and circumstances of the kind enumerated herein, for which a Party is rendered, wholly or substantially, unable to perform its obligations hereunder, except in each case, (i) to the extent any of the following is within the reasonable control of, could be sufficiently alleviated by the reasonable efforts of, or is caused by the gross negligence, breach or default of, the Party claiming the Force Majeure, and provided that, the Party claiming the Force Majeure takes all reasonable efforts to mitigate the effects of the Force Majeure and (ii) that changes in costs of goods and services (including amounts payable under the Related Agreements), changes in costs of regulatory or other compliance with Applicable Law, and the lack of finances do not constitute Force Majeure:

(a) any act of God or the public enemy, fire, explosion, perils of the sea, flood, unusually bad weather (including hurricanes, tornadoes and ice storms), drought, war, terrorism, national emergency, riot, sabotage or embargo, and any interruption of or delay in transportation, electrical or other utility shortage or blackout, or any inadequacy or shortage or failure or breakdown of supply of raw materials or equipment or mechanical breakdown or other production shutdown or accident to machinery;

(b) any Labor Difficulties from whatever cause arising and whether or not the demands of the employees involved are within the power of the claiming Party to concede, including Labor Difficulties affecting transportation facilities, raw material supplies or services to the Westlake Facilities, Ethylene Assets or Common Facilities, which shall constitute events of Force Majeure to the extent that such Labor Difficulties affect a Party’s ability to perform its obligations hereunder;

(c) compliance with any order, action, direction or request of any Governmental Authority or with any Applicable Law not brought about by any action or omission on the part of the Party claiming the Force Majeure.

GAAP means United States generally accepted accounting principles as in effect from time to time.

Governmental Authority means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of any foreign nation, the United States, or any state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.

GP means Westlake Chemical Partners GP LLC, the general partner of the MLP.

High Pressure Steam means steam described in Schedule 6 under the heading “High Pressure Steam”, all within the tolerances and in compliance with the specifications therein contained.

Indemnified Party shall have the meaning set forth in Section 15.3(a).

Indemnifying Party shall have the meaning set forth in Section 15.3(a).

Initial Term shall have the meaning set forth in Section 13.1.

Labor Difficulties means strikes and lockouts, both legal and illegal, and other forms of organized actions, howsoever called, by labor or other personnel to stop or significantly reduce or slow down work or production or to withdraw or withhold labor or services.

Lake Charles Assets means ethylene plants “Petro 1” and “Petro 2” and the co-products storage and shipping area in Lake Charles, Louisiana, owned by Owner and more fully described on Schedule 1.

Limited Partner is defined in the Partnership Agreement.

MLP means Westlake Chemical Partners LP.

Month means calendar month.

Monthly Invoice shall have the meaning set forth in Section 10.1(a).

Non-Discriminatory Basis means performing any Service or taking any other action without a preference or bias which unduly favors the Westlake Facilities or any part or operation thereof over the Ethylene Assets or any part or operation thereof or vice versa.

Omnibus Agreement means the Omnibus Agreement between Owner, Westlake Chemical and certain of its Affiliates, dated of even date herewith, as the same may be amended.

Operating Expenses means all Expenditures that are treated as operating expenses in accordance with GAAP and the Westlake Parties’ accounting procedures, in each case as consistently applied and as in effect from time to time.

Operating Services have the meaning set forth in Section 3.1.

Owner shall have the meaning set forth in the first paragraph.

Owner Group shall have the meaning set forth in Section 15.2.

Owner Indemnified Parties shall have the meaning set forth in Section 15.1.

Owner Provided Services shall have the meaning set forth in Section 5.2.

Partnership Agreement means the First Amended and Restated Agreement of Limited Partnership of Westlake Chemical Partners LP, dated as of [—], as such agreement is in effect on [—], to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to [—] shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

Party or Parties means any of the entities named in the first paragraph to this Agreement and any respective successors or permitted assigns in accordance with the provisions of this Agreement.

Period of Secondment shall have the meaning set forth in Section 7.2(b).

Permit means all permits, licenses, franchises, consents, authorizations, certifications, exemptions, variances, and approvals, as necessary under Applicable Laws for operating the Ethylene Assets.

Person means any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, joint stock company or Governmental Authority.

Petrochemicals has the meaning set forth in the first paragraph.

Purge Gas means such purge gas from the LDPE Plant, located near the Lake Charles Assets, and owned by Westlake Polymers LLC.

Related Agreements means the Site Lease Agreements, the Omnibus Agreement, the Ethylene Sales Agreement and the Feedstock Supply Agreement.

Renewal Term shall have the meaning set forth in Section 13.1.

Seconded Employee(s) shall have the meaning set forth in Section 7.2(b).

Services means the Operating Services, the Shared Services, the Westlake Provided Utilities and the Owner Provided Services.

Shared Services shall have the meaning set forth in Section 2.1.

Site Lease Agreements means, collectively, (i) the Calvert City Site Lease Agreement between Owner and Vinyls; and (ii) the Lake Charles Site Lease Agreement between Owner, WPT and Petrochemicals, each dated of even date herewith, as the same may be amended.

Subject Services shall have the meaning set forth in Section 13.3.

Term shall have the meaning set forth in Section 13.1.

Utility Services has the meaning set forth in Section 2.3(a).

Vinyls shall have the meaning set forth in the first paragraph.

Westlake Chemical shall have the meaning set forth in the Recitals.

Westlake Facilities means certain facilities all owned by the Westlake Chemical, the Westlake Parties and their Affiliates in Calvert City, Kentucky and Lake Charles, Louisiana and other assets and properties near the Ethylene Assets, other than the Common Facilities.

Westlake Group shall have the meaning set out in Section 15.1.

Westlake Indemnified Parties shall have the meaning set forth in Section 15.2.

Westlake Parties shall have the meaning set forth in the first paragraph.

Westlake Provided Services means the Operating Services and the Shared Services.

Westlake Provided Utilities shall have the meaning set forth in Section 4.1.

WMSI shall have the meaning set forth in the first paragraph.

WPT shall have the meaning set forth in the first paragraph.

1.2 Construction. In construing this Agreement, the following principles shall be followed: (a) no consideration shall be given to the captions of articles, sections or subsections; (b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; (c) the word “includes” and its syntactic variants means “includes, but is not limited to” and corresponding syntactic variant expressions; and (d) the plural shall be deemed to include the singular, and vice versa.

ARTICLE II

SHARED SERVICES

2.1 Engagement of the Westlake Parties. Subject to the terms of this Agreement, Owner hereby engages the Westlake Parties to perform the Common Facilities Services (as defined below) and make available the Utility Services (as defined below) (together, the “Shared Services”). Owner hereby authorizes the Westlake Parties to perform all acts that are necessary or appropriate in the reasonable judgment of the Westlake Parties, to perform the Shared Services and the Westlake Parties hereby accept such engagement and agree to perform all acts necessary or appropriate in the reasonable judgment of the Westlake Parties, to perform the Shared Services, all in accordance with the terms and conditions and subject to the limitations set forth in this Agreement.

2.2 Common Facilities Services.

(a) The Westlake Parties hereby grant Owner full and free access to and use of the Common Facilities in accordance with the Westlake Parties’ policies, procedures and requirements and at all times in accordance with the terms of this Agreement, as necessary or appropriate for Owner to operate the Ethylene Assets; provided that such access shall not materially and unreasonably interfere with the operations of the Westlake Facilities; and

(b) The Westlake Parties shall have the responsibility for maintaining the Common Facilities for use by the Westlake Facilities and the Ethylene Assets, including, but not limited to, the following services and those listed on Schedule 3:

(i) issuing and enforcing health, safety and environmental policies, procedures and requirements and other activities relating to the Common Facilities, and training employees of the Westlake Parties, Owner, their Affiliates or their subcontractors with respect thereto;

(ii) training all employees of the Westlake Parties and their Affiliates employed in connection with the operation and maintenance of the Common Facilities;

(iii) performing safety reviews associated with the Common Facilities in accordance with the applicable policies, procedures and requirements;

(iv) taking such actions as they deem necessary to keep the Common Facilities in sound operating condition, including overseeing site administration and preparing and maintaining daily operating logs and records regarding the operation and maintenance of the Common Facilities in accordance with the policies, procedures and requirements of this Agreement;

(v) providing such information for technical evaluation of the Common Facilities as may be reasonably requested by Owner subject to the terms and conditions of this Agreement at Owner’s sole cost and expense;

(vi) carrying out such periodic performance tests of the Common Facilities as they deem necessary to operate the Common Facilities in accordance with this Agreement and recommending to Owner any remedial action that the Westlake Parties consider necessary or prudent to correct any operational deficiencies revealed by analysis of the test results or otherwise discovered during operation of the Common Facilities, and, at Owner’s sole cost and expense, carrying out such additional tests as Owner may reasonably request (provided that such additional tests do not materially and unreasonably interfere with the operation by the Westlake Parties of the Westlake Facilities);

(vii) providing such engineering services as they deem necessary for the operation and maintenance of the Common Facilities in accordance with this Agreement;

(viii) managing, organizing and supervising any contracted and subcontracted maintenance, repair and testing services used to carry out scheduled inspections, periodic overhauls, scheduled and unscheduled maintenance, and any major breakdown repairs of the Common Facilities;

(ix) advising Owner by telephone (with confirmation in writing) as soon as practicable of the occurrence of any event or the reasonable probability of occurrence of any event (including a Force Majeure Event) that could have a material adverse effect or has had a material adverse effect on the operation and maintenance of the Common Facilities;

(x) maintaining accounting records regarding the Common Facilities Services in accordance with this Agreement;

(xi) promptly notifying Owner of all material defects in the Common Facilities; and

(xii) procuring of all goods and services they deem necessary to maintain the Common Facilities; and storing all items so procured in accordance with the same practices and procedures used by the Westlake Parties in connection with the storage of similar items for the Westlake Facilities.

(c) Owner hereby engages the Westlake Parties to provide the services described in this Section 2.2(c), including all necessary or desirable services in connection therewith, for the benefit of the Westlake Facilities and the Ethylene Assets:

(i) maintaining or causing to be maintained all roads, easements, yards, parking areas, walkways, environmental compliance equipment and utilities located on or at the Common Facilities or necessary for access to or for the operation and maintenance of the Ethylene Assets and the Common Facilities;

(ii) maintaining or causing to be maintained fire protection, health equipment and safety equipment required in connection with the operation and maintenance of the Ethylene Assets and the Common Facilities;

(iii) providing or causing to be provided reasonably adequate security, firefighting, wastewater treatment and emergency response services (including fire brigade, rescue and hazmat teams) for the Ethylene Assets and the Common Facilities in accordance with standards established by Applicable Law and not less than the quality being used in the operation of the Common Facilities and the Ethylene Assets as of the date of this Agreement, and as otherwise mutually agreed upon by the Parties;

(iv) providing or causing to be provided transportation, loading and unloading services (including tank car and barge facilities and repair services) for use in the movement of such raw materials, process chemicals and other supplies and fuels as required in connection with the operation of the Ethylene Assets and the Common Facilities;

(v) providing accounting and human resources services, marketing services and purchasing of such chemicals and supplies as required in connection with the operation of the Ethylene Assets and the Common Facilities;

(vi) providing information technology, telephone, office support and other technology and support services for the Ethylene Assets and the Common Facilities;

(vii) providing water control management services, quality control and laboratory services required for the Ethylene Assets and the Common Facilities;

(viii) providing cooling tower services and waste treatment in connection with the operation of the Ethylene Assets and the Common Facilities; and

(ix) providing housekeeping services for the Ethylene Assets and the Common Facilities, including HVAC, janitorial services, weed control, and trash pickup,

(subsections (a), (b) and (c), collectively, the “Common Facilities Services”).

2.3 Utility Services.

(a) The Westlake Parties are party to various contracts with utilities and other parties pursuant to which the Ethylene Assets and the Westlake Facilities receive electricity, natural gas, nitrogen, water and other utility services described on Schedule 4 (collectively, the “Utility Services”) necessary to operate and maintain the Ethylene Assets, the Westlake Facilities and the Common Facilities. Subject to the terms and provisions of this Agreement, the Westlake Parties shall use commercially reasonable efforts to make available to Owner electricity, natural gas, fuel gas, boiler feed water, cooling water, potable water, steam, process steam and such other services as may be needed to operate the Ethylene Assets. The quality, standards and specifications for such Utility Services shall be suitable for the operation of the Common Facilities and the Ethylene Assets in accordance with standards and quality being used in the operation of the Common Facilities and the Ethylene Assets as of the date of this Agreement or as may be reasonably requested by Owner based upon changed needs. It is understood that the Utility Services are furnished by outside providers who supply services to the Westlake Facilities and that Owner shares the expense related to such services in accordance with this Agreement. The Westlake Parties are not public utilities or common carriers and do not sell, provide or furnish utility services or utilities, and are not in the business of selling, providing or furnishing such services or utilities, but rather share the costs thereof in accordance with this Agreement.

(b) Owner shall provide the Westlake Parties with timely information regarding any changes in Owner’s requirements for Utility Services and the Westlake Parties shall consult with Owner and consider Owner’s interest on an equal footing along with the interests of the Westlake Parties concerning any negotiations with third parties from whom the Westlake Parties obtain or propose to obtain Utility Services relating to the Common Facilities or the Ethylene Assets.

(c) The Westlake Parties shall not enter into contracts with third Persons with respect to the provision of Utility Services to the Ethylene Assets without the prior written consent of Owner, which consent shall not be unreasonably withheld. At the request of Owner, the Westlake Parties shall use commercially reasonable efforts to (i) add Owner as a party to the Westlake Parties’ utility contract or (ii) reach a mutually acceptable accommodation with one or more of the Westlake Parties’ utility providers whereby each Party would be able to receive utility services on an individual basis.

(d) Notwithstanding anything to the contrary, in the event that the Westlake Parties’ delivery of electricity, water or other Utility Service to Owner is challenged before a judicial, regulatory or administrative body and the Westlake Parties determine, in their sole judgment, that it is likely that such body will determine that, in connection with such challenge, the Westlake Parties or their affected Affiliate will be subject to regulation under Applicable Law as a consequence of such delivery of electricity, water or other Utility Service (including the regulation or classification of the Westlake Parties or such Affiliate, as the case may be, as a “utility,” “public utility,” “retail public utility,” “electric utility,” “retail electric utility,” “common carrier,” “water and sewer utility” or similar designation), then the Westlake Parties and Owner will cooperate in an attempt to restructure the provision of such Service in a manner which will not subject the Westlake Parties to such regulation (provided that any such restructure does not materially and unreasonably interfere with the Westlake Parties’ or Owner’s operations or cause significant net economic detriment to the Westlake Parties or Owner). If such restructuring efforts are unsuccessful or not reasonably practicable, then the Westlake Parties shall have the right to require Owner to obtain from a third party such electricity, water or other Utility Service that would cause the Westlake Parties to be subject to regulation as a utility, and the Westlake Parties will cooperate with Owner in connection therewith and shall grant such access rights or similar rights as may be reasonably necessary for such Utility Service to be so provided to Owner. In the event that a challenge proceeds despite restructuring, then the Westlake Parties will provide notice to Owner of any such challenge and the Westlake Parties and Owner will cooperate to resist the challenge. The cost of resisting such challenge pursuant to a mutually agreed upon course of action shall be paid equally by the Westlake Parties and Owner. Any penalty, fee or fine imposed on the Westlake Parties or their Affiliate, as a result of the Westlake Parties’ delivery of electricity, water or other Utility Service to Owner shall be shared pro rata by the Westlake Parties and Owner in proportion to the consumption of the Utility Service being challenged. If such challenges and restrictions are removed, pursuant to appeal or otherwise, so that the Westlake Parties and their Affiliates will not be subject to such regulation, Owner will resume receipt of the affected Utility Service in accordance with the terms of this Agreement.

(e) If the Westlake Parties become aware of any planned or actual outage or involuntary reduction with respect to any of the Utility Services, the Westlake Parties shall promptly give notice thereof to Owner and the Westlake Parties shall coordinate such outage or reduction as nearly as reasonably practicable on a Non Discriminatory Basis so as to minimize adverse impact on each Party’s respective operations (with the standard being the equitable allocation of such Utility Services between the Westlake Facilities and the Ethylene Assets).

2.4 Permits.

(a) Subject to section [3.5] of each of the Site Lease Agreements, the Westlake Parties shall use commercially reasonable efforts to (i) obtain and maintain with respect to the Ethylene Assets, the Westlake Facilities and the Common Facilities, all Permits for which Owner is not a necessary and indispensable party, including with respect to Environmental Law, reasonably necessary in connection with the ownership or operation thereof, and (ii) use commercially reasonable efforts to comply with all conditions and requirements imposed by such Permits, including all sampling, testing and monitoring required by any Permit or Governmental Authority in connection with any Permit.

(b) Owner shall cooperate in all reasonable respects with the Westlake Parties in Westlake’s obtaining and maintaining all necessary Permits, including Owner’s signing, submitting and prosecuting all applications or submissions for Permits with respect to the Ethylene Assets for which Owner is a necessary and indispensable party and taking every other action reasonably required of Owner to enable the Westlake Parties to perform their obligations under Section 2.4(a). Owner shall notify the Westlake Parties promptly of any written notification that

Owner receives of any investigation, proceeding or other action commenced by any Governmental Authority relating to any such Permit or Applicable Law with respect to the Ethylene Assets. Owner shall promptly provide the Westlake Parties with copies of any and all written notices or other communications received by Owner from any Government Authority with respect to the Ethylene Assets and, at the reasonable request of the Westlake Parties, any other information or document that is within Owner’s possession relating to such Ethylene Asset Permits or any Westlake obligations thereunder.

2.5 Consultations.

(a) The Westlake Parties and Owner agree to meet for the purpose of coordinating outages or involuntary reductions in the availability of the Common Facilities on a Non-Discriminatory Basis so as to minimize adverse impact on each Party’s respective operations (with the standard being the equitable allocation of such services between the Westlake Facilities and the Ethylene Assets). The Westlake Parties shall provide notice of any outages or reductions in availability of Common Facilities to Owner promptly after becoming aware of any such outage or reduction. The Parties shall commit to keep each other timely informed about planned turnarounds, shutdowns, major technical projects, capital projects, significant operational events and other major events that are relevant to the safe and efficient operation of the Ethylene Assets and the performance of Owner’s obligations under this Agreement.

(b) At Owner’s request from time to time, the Westlake Parties shall consult with Owner with respect to the performance of the Shared Services and shall provide to Owner such information as may be reasonably requested by Owner regarding the performance of the Shared Services. Without limiting the foregoing, the Westlake Parties and Owner shall consult as frequently as reasonably necessary regarding the scope of Shared Services and particular circumstances that may require an adjustment to the scope of any such Shared Services. The Westlake Parties and Owner agree that the Ethylene Assets will be operated to the maximum extent possible in an efficient manner with the Westlake Facilities, but in any event in a manner that permits Owner to comply with its obligations under this Agreement and the Related Agreements.

(c) The Westlake Parties shall deliver to Owner at least (i) twelve months advance written notice of any permanent planned shutdown of the Westlake Facilities and (ii) nine months advance written notice of any planned reconfiguration of the Westlake Facilities that is reasonably anticipated to result in the Ethylene Assets being shutdown for more than three months (excluding planned maintenance turnarounds). The Westlake Parties represent to Owner that, as of the date of this Agreement, they are not considering a permanent shutdown of the Westlake Facilities or any changes to the Westlake Facilities that would have a material adverse effect on the operation of the Westlake Facilities or the Ethylene Assets.

2.6 Relationship of the Parties. At all times during the performance of the Shared Services hereunder, all Persons performing such Shared Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Owner, and such Persons shall not be considered or deemed to be an employee of Owner or its Affiliates nor entitled to any employee benefits of Owner or its Affiliates as a result of this Agreement. Notwithstanding anything to the contrary expressed or implied, this Agreement shall not constitute or create any agency, joint venture, partnership or other fiduciary relationship or any fiduciary duty or fiduciary obligation, all of the same being hereby expressly disclaimed and waived.

ARTICLE III

OPERATING SERVICES

3.1 Seconded Employees of the Westlake Parties. Subject to the terms of this Agreement, the Westlake Parties agree to provide Seconded Employees (as defined in Section 7.2(b)) who, in their capacity as employees of the Owner, will perform the services described on Schedule 5, except as outsourced by Owner to third party service providers (the “Operating Services”), in order for the Owner to operate the Ethylene Assets in an efficient manner with the Westlake Facilities, and in a manner that permits Owner to comply with its obligations under the Ethylene Sales Agreement and Feedstock Supply Agreement. The Seconded Employees will perform the Operating Services in accordance with the terms and conditions and subject to the limitations set forth in this Agreement.

3.2 Owner’s Rights. The Seconded Employees shall be subject to the direction and control of Owner. The Westlake Parties shall respond in a commercially reasonable manner to all instructions, notices, requests or inquiries from Owner with respect to the Seconded Employees. Decisions, acts or omissions so undertaken by the Seconded Employees or the Westlake Parties with respect to the Seconded Employees pursuant to the direction and control of Owner shall not give rise to any breach of or default under this Agreement by the Westlake Parties or liability to the Westlake Parties provided that the Westlake Parties otherwise act in accordance with the requirements of Section 3.1.

3.3 Consultations. The Westlake Parties and Owner shall consult as frequently as reasonably necessary regarding the scope of Operating Services to be performed by the Seconded Employees and particular circumstances that may require an adjustment to the Westlake Parties’ obligation to provide the Seconded Employees, and shall keep each other timely informed about planned turnarounds, shutdowns, major technical projects, capital projects, significant operational events and other major events that are relevant to the safe and efficient operation of the Ethylene Assets and the Westlake Facilities and the performance of the Parties’ respective obligations under this Agreement.

3.4 Title, Documents and Data. Title to all materials, equipment, supplies, consumables, spare parts and other items purchased or obtained by the Westlake Parties for or on behalf of the Ethylene Assets or Owner shall pass immediately to and vest in Owner free and clear of all liens or encumbrances (other than liens and security interests securing any unpaid portion of the purchase price for the same) upon passage of title from the vendor or supplier thereof. All materials, data and documents prepared or developed by the Westlake Parties or their employees, representatives or contractors prior to or during the Term of this Agreement for Owner in connection with the Seconded Employees’ performance of the Operating Services, including all manuals, data, designs, drawings, plans, specifications and reports, shall belong to Owner. All such materials in whatever form, including electronic copies and databases, shall be provided promptly to Owner following any termination of this Agreement, or at such other times as Owner may reasonably direct.

ARTICLE IV

WESTLAKE PROVIDED UTILITIES

4.1 Engagement of the Westlake Parties. Subject to the terms of this Agreement, Owner hereby engages the Westlake Parties to, or to cause their Affiliates to, make available the utility services described in Sections 4.2 and 4.3 (the “Westlake Provided Utilities”) and authorizes the Westlake Parties to perform, or cause to be performed, all acts that are necessary or appropriate in the Westlake Parties’ reasonable judgment to provide the Westlake Provided Utilities. The Westlake Parties hereby accept such engagement and agree to perform, or cause to be performed, all acts necessary or appropriate in the Westlake Parties’ reasonable judgment to provide the Westlake Provided Utilities, all in accordance with the terms and conditions and subject to the limitations set forth in this Agreement. The Westlake Parties agree to provide, or cause to be provided, the Westlake Provided Utilities to permit the Ethylene Assets to be operated to the maximum extent possible in an efficient manner with the Westlake Facilities, but in any event in a manner that permits Owner to comply with its obligations under the Ethylene Sales Agreement and Feedstock Supply Agreement.

4.2 High Pressure Steam. The Westlake Parties shall, upon reasonable request by Owner make, or cause certain of their Affiliates to, make available to Owner High Pressure Steam produced at a cost to Owner as incurred by the Westlake Parties or such Affiliates in the production of such High Pressure Steam and calculated in accordance with a formula as agreed between the Parties, and at sufficient pressure, amounts, and of such quality, standards and specifications suitable for the operation of the Ethylene Assets, in accordance with standards and quality being used in the operation of the Ethylene Assets as of the date of this Agreement, or as may be reasonably requested by Owner based upon changed needs. The Westlake Parties shall use commercially reasonable efforts to, or cause their Affiliates to, make available such High Pressure Steam when requested by Owner; provided that the Westlake Parties shall not be obligated to make, or cause its Affiliates to make available High Pressure Steam hereunder if doing so would have a material adverse effect on the operations of the Westlake Facilities. Owner shall provide reasonable notice to the Westlake Parties of the approximate date, time and quantity of each of its requirements of the High Pressure Steam.

4.3 Other Steam. The Westlake Parties may, or may cause certain of its Affiliates to, supply Owner with any steam (other than High Pressure Steam) produced in the operation of the Westlake Facilities, which is not required by such operation and is required for Owner’s operation, at a cost to Owner as incurred by the Westlake Parties or such Affiliates in the production of such steam; provided that the Westlake Parties shall not be obligated to make, or cause its Affiliates to make available steam hereunder if doing so would have a material adverse effect on the operations of the Westlake Facilities. Owner shall provide reasonable notice to the Westlake Parties of the approximate date, time and quantity of each of its requirements of such steam.

4.4 Consultations. At Owner’s request from time to time, the Westlake Parties shall consult with Owner with respect to the performance of the Westlake Provided Utilities and shall provide to Owner such information as may be reasonably requested by Owner regarding the performance of the Westlake Provided Utilities. Without limiting the generality of the foregoing, the Westlake Parties and Owner shall consult as frequently as reasonably necessary regarding the scope of Westlake Provided Utilities and particular circumstances that may require an adjustment to the scope of any Westlake Provided Utilities, and shall keep each other timely informed about planned turnarounds, shutdowns, major technical projects, capital projects, significant operational events and other major events that are relevant to the safe and efficient operation of the Ethylene Assets and the Westlake Facilities and the performance of the Parties’ respective obligations under this Agreement.

ARTICLE V

OWNER PROVIDED SERVICES

5.1 Engagement of Owner. Subject to the terms of this Agreement, the Westlake Parties and certain of their Affiliates hereby engage Owner to perform the Owner Provided Services (as defined below) and authorize Owner to perform all acts that are necessary or appropriate in Owner’s reasonable judgment to perform the Owner Provided Services. Owner hereby accepts such engagement and agrees to perform all acts necessary or appropriate in Owner’s reasonable judgment to perform the Owner Provided Services, all in accordance with the terms and conditions and subject to the limitations set forth in this Agreement. Owner agrees to provide the Owner Provided Services to permit the Westlake Facilities to be operated to the maximum extent possible in an efficient manner with the Owner Facilities, but in any event in a manner that permits the Westlake Parties to comply with their obligations under the Ethylene Sales Agreement and Feedstock Supply Agreement.

5.2 Owner Provided Services.

(a) High Pressure Steam. Owner shall, upon reasonable request by the Westlake Parties make available to the Westlake Parties High Pressure Steam produced by the Ethylene Assets at a cost to the Westlake Parties as incurred by Owner in the production of such High Pressure Steam, and at sufficient pressure, amounts, and of such quality, standards and specifications suitable for the operation of the Westlake Facilities, in accordance with standards and quality being used in the operation of the Westlake Facilities as of the date of this Agreement, or as may be reasonably requested by the Westlake Parties based upon changed needs. Owner shall use commercially reasonable efforts to make available such High Pressure Steam when requested by the Westlake Parties; provided that Owner shall not be obligated to make available High Pressure Steam hereunder if doing so would have a material adverse effect on the operations of the Ethylene Assets. The Westlake Parties shall provide reasonable notice to Owner of the approximate date, time and quantity of each of their requirements of High Pressure Steam.

(b) Other Steam. Owner may supply the Westlake Parties with any steam (other than High Pressure Steam) produced in the operation of the Ethylene Assets, which is not required by such operation and is required for the Westlake Parties’ operation, at a cost to the Westlake Parties as incurred by Owner in the production of such steam; provided that Owner shall not be obligated to make available steam hereunder if doing so would have a material adverse effect on the operations of the Ethylene Assets. The Westlake Parties shall provide reasonable notice to Owner of the approximate date, time and quantity of each of its requirements of such steam.

(c) Purge Gas Services. Owner shall receive for processing and purification from the Westlake Parties or their Affiliate and return to the Westlake Parties or their Affiliates, at a cost to the Westlake Parties as set forth in Schedule 6, all of the Purge Gas. Owner shall provide such Purge Gas processing and purification services in accordance with standards and quality being used in the Westlake Facilities as of the date of this Agreement, or as may be reasonably requested by the Westlake Parties based upon changed needs. Owner shall use commercially reasonable efforts to make available such Purge Gas purification services when requested by the Westlake Parties; provided that Owner shall not be obligated to make available the purge gas purification services hereunder if doing so would have a material adverse effect on the operations of the Ethylene Assets. The Westlake Parties shall provide reasonable notice to Owner of the approximate date and time of their requirement for purge gas purification services and the volume of Purge Gas for processing.

(d) Demineralized Water. Owner shall, upon reasonable request by the Westlake Parties make available to the Westlake Parties or their Affiliates Demineralized Water, at a cost to the Westlake Parties as incurred by Owner in relation to such Demineralized Water, and in sufficient amounts, and of such quality, standards and specifications suitable for the operation of the Westlake Facilities, in accordance with the standards and quality being used in the operation of the Westlake Facilities as of the date of this Agreement, or as may be reasonably requested by the Westlake Parties based upon changed needs. Owner shall use commercially reasonable efforts to make available such Demineralized Water when requested by the Westlake Parties; provided that Owner shall not be obligated to make available Demineralized Water hereunder if doing so would have a material adverse effect on the operations of the Ethylene Assets. The Westlake Parties shall provide reasonable notice to Owner of the approximate date, time and quantity of each of their requirements of Demineralized Water,

(subsections (a), (b), (c) and (d), collectively, the “Owner Provided Services”).

5.3 Consultations. At the Westlake Parties’ request from time to time, Owner shall consult with the Westlake Parties with respect to the performance of the Owner Provided Services and shall provide to the Westlake Parties such information as may be reasonably requested by the Westlake Parties regarding the performance of the Owner Provided Services. Without limiting the generality of the foregoing, Owner and the Westlake Parties shall consult as frequently as reasonably necessary regarding the scope of Owner Provided Services and particular circumstances that may require an adjustment to the scope of any Owner Provided Services, and shall keep each other timely informed about planned turnarounds, shutdowns, major technical projects, capital projects, significant operational events and other major events that are relevant to the safe and efficient operation of the Ethylene Assets and the Westlake Facilities and the performance of the Parties’ respective obligations under this Agreement.

5.4 Relationship of the Parties. At all times during the performance of the Owner Provided Services hereunder, all Persons performing such Owner Provided Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Westlake Parties, and such Persons shall not be considered or deemed to be an employee of the Westlake Parties or their Affiliates nor entitled to any employee benefits of the Westlake Parties or their Affiliates as a result of this Agreement. Notwithstanding anything to the contrary expressed or implied, this Agreement shall not constitute or create any agency, joint venture, partnership or other fiduciary relationship or any fiduciary duty or fiduciary obligation, all of the same being hereby expressly disclaimed and waived.

ARTICLE VI

ADDITIONAL SERVICES

6.1 Additional Westlake Provided Services. If, subsequent to the date hereof, additional common facilities or services are required to operate the Westlake Facilities that are not listed on Schedule 3 or Schedule 4 the Westlake Parties shall use commercially reasonable efforts to supply such additional facilities and services on mutually agreeable pricing and other terms to be determined on a basis similar to the pricing and other terms set forth in this Agreement, whereupon such facility or service shall be considered part of the Common Facilities Services or Utility Services, as applicable.

6.2 Additional Seconded Employees. If, subsequent to the date hereof, additional common facilities or services are required to operate the Ethylene Assets that are not listed on Schedule 5, the Westlake Parties shall use commercially reasonable efforts to provide Seconded Employees to operate such additional facilities and services on mutually agreeable pricing and other terms to be determined on a basis similar to the pricing and other terms set forth in this Agreement, whereupon such facility or service shall be considered part of the Operating Services.

6.3 Additional Westlake Provided Utilities. If, subsequent to the date hereof, additional utilities are required to operate the Ethylene Assets that are not described in Article IV, the Westlake Parties shall use commercially reasonable efforts to supply such additional utilities on mutually agreeable pricing and other terms to be determined on a basis similar to the pricing and other terms set forth in this Agreement, whereupon such service shall be considered part of the Westlake Provided Utilities.

6.4 Additional Owner Provided Services. If, subsequent to the date hereof, additional utilities or services are required to operate the Westlake Facilities that are not described in Article V or listed on Schedule 6, Owner shall use commercially reasonable efforts to supply such additional utilities or services on mutually agreeable pricing and other terms to be determined on a basis similar to the pricing and other terms set forth in this Agreement, whereupon such service shall be considered part of the Owner Provided Services.

ARTICLE VII

AUTHORIZED PERSONS AND EMPLOYEES

7.1 Delegation.

(a) Subject to Section 3.2, Owner hereby delegates full authority to the Westlake Parties to take such actions as may be necessary or appropriate in the Westlake Parties’ reasonable judgment for the performance of the Operating Services;

(b) Owner hereby delegates full authority to the Westlake Parties to take such actions as may be necessary or appropriate in the Westlake Parties’ reasonable judgment for the performance of the Shared Services;

(c) Owner hereby delegates full authority to the Westlake Parties to take such actions as may be necessary or appropriate in the Westlake Parties’ reasonable judgment for the provision of the Westlake Provided Utilities; and

(d) The Westlake Parties hereby delegate full authority to Owner to take such actions as may be necessary or appropriate in Owner’s reasonable judgment for the performance of the Owner Provided Services, which delegation of authority shall include the right to further delegate such authority to others. If any of the Services are delegated to and performed by an Affiliate of a Party or an employee of a Party or an employee of any Affiliate of a Party, Section 9.1 shall apply thereto.

7.2 Personnel and Secondment.

(a) Pursuant to Section 3.1, the Westlake Parties shall provide, or cause to be provided, to Owner the Seconded Employees (as defined in Section 7.2(b) below) and such other Persons (including consultants and professionals, service or other organizations)) as the Westlake Parties deem necessary or appropriate in order to perform the Operating Services in an efficient and prudent manner. Subject to the Westlake Parties’ right to be reimbursed for such expenses in accordance with the Accounting Procedures, each Westlake Party shall pay all expenses incurred by it in connection with the retention of the Seconded Employees and such other Persons, including, but not limited to, compensation, salaries, wages and overhead and administrative expenses, charges to or incurred by such Westlake Party, and, if applicable, social security taxes, workers compensation insurance, retirement and insurance benefits and other such expenses. Any such Seconded Employees and other Persons retained by any Westlake Party may be union or non-union employees, and the Westlake Parties shall have the sole right to negotiate the terms and provisions of any labor or other agreements with the unions to which such employees belong. The Westlake Parties shall provide, or cause to be provided, all workers who will perform Services.

(b) During the term of this Agreement, the Westlake Parties shall, from time to time, designate certain of their employees to be seconded to Owner to perform duties at the Owner’s assets or facilities or otherwise work on behalf of Owner in accordance with and subject to the terms of this Agreement. Each such employee who the Westlake Parties second to Owner shall, during the time that such employee is seconded to Owner under this Agreement (the “Period of Secondment”), be referred to individually herein as a “Seconded Employee” and, collectively, as the “Seconded Employees.”

(c) The Westlake Parties will give notice to each Seconded Employee at times and in the normal processes by which it gives similar notices to employees or otherwise in its discretion. The notices will include that (i) each such Seconded Employee will be a joint employee of the Westlake Parties and Owner, and (ii) for any work place injury, the Seconded Employee’s sole remedy against either the Westlake Parties or Owner will be under the workers’ compensation insurance policy or qualified self-insured program of the Westlake Parties. For the avoidance of doubt, the Parties acknowledge that the Seconded Employees will, during the Period of Secondment, be called upon to perform services for both Owner and the Westlake Parties of the same or closely-related nature. The Westlake Parties retain the right to terminate the secondment of any Seconded Employee for any reason at any time or to hire or discharge the Seconded Employees with respect to their employment with the Westlake Parties. Owner will have the right to terminate the secondment to it of any Seconded Employee for any reason at any time, upon prior written notice to the Westlake Parties, but at no time will Owner have the right to terminate any Seconded Employee’s employment by the Westlake Parties. Upon the termination of the secondment of any Seconded Employee, such Seconded Employee will cease performing services for Owner.

(d) In the course and scope of performing any Seconded Employee’s job functions for Owner, the Seconded Employee will report into Owner’s management structure, and will be under the direct management, supervision, direction and control of Owner with respect to such Seconded Employee’s performance of the Operating Services and day-to-day activities.

(e) Those Seconded Employees who serve as supervisors or managers and who are called upon to oversee the work of Seconded Employees working at Owner’s assets or facilities or to provide management support on behalf of Owner are designated by Owner as supervisors to act on the behalf of Owner in supervising the Seconded Employees pursuant to Section 7.2(d) above. Any Seconded Employee so designated will be acting on the behalf of Owner when supervising the work of the Seconded Employees or when they are otherwise providing management or executive support on behalf of Owner.

(f) With respect to Owner’s operations in Texas, the Westlake Parties shall obtain workers’ compensation coverage as defined by Texas Labor Code Section 401.011(44) on behalf of both the Westlake Parties and Owner, and Owner shall be considered an employer solely for the purposes of Texas Labor Code Section 401.011(18) and Section 408.001. With respect to the Owner’s operations in Kentucky, the Westlake Parties shall obtain workers’ compensation coverage as defined by Kentucky Revised Statute Section 342.340 on behalf of both the Westlake Parties and Owner, and Owner shall be considered an employer solely for the purposes of Kentucky Revised Statute Section 342.630 and Section 342.690. With respect to the Owner’s operations in Louisiana, the Westlake Parties shall obtain workers’ compensation coverage as defined by Louisiana Revised Statute Section 23:1168 on behalf of both the Westlake Parties and Owner, and Owner shall be considered an employer solely for the purposes of Louisiana Revised Statute Section 23:1031 and Section 23:1032. With respect to Owner Group operations performed in any jurisdiction other than Texas, Kentucky, or Louisiana, the Westlake Parties shall obtain workers’ compensation coverage as defined and required by Law on behalf of both the Westlake Parties and Owner, provided that Owner shall be considered an employer solely for the purposes of its status as a dual, joint- or co-employer under the relevant workers’ compensation regime. For the avoidance of doubt, nothing in this Agreement has any effect on the right of a Seconded Employee to prosecute a workers’ compensation claim against Owner, the Westlake Parties, or both.

(g) Owner and the Westlake Parties acknowledge that the services provided for under this Agreement are an integral part of and essential to the ability of Owner to generate the goods, products, and services of Owner, and to enable Owner to fulfill its business and commercial contracts, which are the core of its business. By executing this Agreement, Owner undertakes to execute work that is part of its trade, business, and occupation. Owner and the Westlake Parties expressly recognize Owner as the statutory employer of the Seconded Employees for workers’ compensation purposes, whether those employees be direct employees or statutory employees of the Westlake Parties. Notwithstanding anything in this Section 7.2(g), Owner remains the joint employer, with the Westlake Parties, of the Seconded Employees when under secondment, and should any conflict be found between this Section 7.2(g) and Section 7.2(c), Section 7.2(c) shall predominate.

(h) Owner shall not be a participating employer in any benefit plan of any Westlake Party. The Westlake Parties shall remain solely responsible for all obligations and liabilities arising with respect to any benefit plans relating to any Seconded Employees and Owner shall not assume any benefit plan or have any obligations or liabilities arising thereunder, in each case except for costs properly chargeable to Owner.

ARTICLE VIII

BUDGETS, AUDITS AND ACCOUNTING

8.1 Approved Annual Budgets.

(a) Owner and the Westlake Parties acknowledge that they have agreed upon an Approved Annual Budget consistent with the Accounting Procedures for the period commencing on the date of this Agreement and ending December 31, 2014 (the “First Approved Annual Budget”).

(b) The Westlake Parties shall prepare and deliver to Owner, no later than 30 days before the commencement of each Fiscal Year, a proposed budget for the Shared Services and the Operating Services to be performed by the Westlake Parties and the Seconded Employees, respectively, during such Fiscal Year. Each such budget shall be prepared on the same basis and using the same methodology as the First Approved Annual Budget. Such budgets shall be prepared in sufficient detail to satisfy the reasonable requirements of Owner. However, at a minimum, such budgets shall include estimates of the labor expense and expenses incurred by employees of the Westlake Parties or their Affiliates in performing the Shared Services and the Operating Services as well as an itemized list of estimated third Person expenses to be incurred in performing the Shared Services and the Operating Services, in each case consistent with the Accounting Procedures. If requested by Owner, the Westlake Parties shall also prepare and deliver to Owner an explanation of any specific Expenditure. The Parties shall use good faith efforts to agree upon an Approved Annual Budget reasonably acceptable to Owner no later than 15 days prior to the commencement of the Fiscal Year for which such budget applies. Owner shall have the right to reasonably comment on and make objections to each annual budget proposed by the Westlake Parties, to the extent such comments and objections are with respect to the failure to prepare such budget on the same basis and using the same methodology as the First Annual Approved Budget; provided that if Owner and the Westlake Parties fail to agree on such budget, the Westlake Parties’ budget shall provisionally constitute an Annual Approved Budget. If the Parties have not reached agreement on the annual budget within 30 days after Owner’s notice of objection thereto, then senior management representatives of the Parties shall engage in negotiations, and if the Parties have not reached agreement within 30 days after commencement of negotiations, either Party shall have the right to resolve such dispute in a court of law pursuant to this Agreement. If any such dispute is resolved in favor of Owner, the Westlake Parties shall reimburse Owner the amount of Expenditures determined not to be chargeable to the Westlake Parties, with interest as provided in Section 10.1(c). As to each Approved Annual Budget, no later than the 15th day preceding the commencement of the second, third and fourth quarterly periods covered by such Approved Annual Budget, the Westlake Parties will provide to Owner adjustments to such Approved Annual Budget to reflect the estimated Expenditures to be incurred in the performance of the Shared Services and the Operating Services over the balance of the Fiscal Year covered by such Approved Annual Budget.

(c) It is acknowledged and agreed by the Parties that the annual budgeting process, the quarterly updates to such budgets, and the revisions of such budgets pursuant to this Article VIII to cover overages are for planning purposes, and if the actual Expenditures incurred by the Westlake Parties in the performance of the Shared Services and the Operating Services exceed such budgeted Expenditures, the Westlake Parties shall nevertheless be entitled to reimbursement of such actual Expenditures pursuant and subject to the terms of Article X.

8.2 Unbudgeted Expenditures. The Westlake Parties shall notify Owner as soon as practicable of any occurrences or other circumstances which the Westlake Parties have reason to believe may (a) cause any line item in the most recently Approved Annual Budget (as updated pursuant to Section 8.1) to be exceeded by the greater of (i) twenty percent (20%); or (ii) 1 million US dollars or (b) cause the total amount of such Approved Annual Budget to be exceeded by the greater of (i) twenty percent (20%); or (ii) 1 million US dollars. If the Westlake Parties determine that either clause (a) or (b) will likely occur, the Westlake Parties shall in the notice advising Owner describe the circumstances thereof in writing in such detail as may reasonably be necessary to provide an informed understanding of the situation including a description of the category or categories of Expenditures involved, the reason for such projected overage, the necessary revisions to the Approved Annual Budget to cover such overage, and such further information as Owner may reasonably request. Owner shall have the right, acting reasonably, to comment on and make objections to such revisions; provided that if Owner and the Westlake Parties fail to agree on such revisions, the Westlake Parties’ revisions shall remain in place, subject to Owner’s right to resolve disputes in a court of law pursuant to this Agreement.

8.3 Accounting, Reimbursement and Fee.

(a) The Westlake Parties shall keep a full and complete account of all Expenditures incurred by them in connection with the performance of the Shared Services and the Operating Services in the manner set forth in the Accounting Procedures, and shall otherwise keep a full and complete account of all accounts that Owner is required to maintain (except accounts required for Owner’s investors), or that are otherwise contemplated, under this Agreement.

(b) The Westlake Parties shall be reimbursed by Owner for Expenditures and Capital Expenditures incurred by the Westlake Parties in the performance of the Shared Services and the Operating Services, in accordance with the Accounting Procedures; provided, Owner shall not be required to reimburse the Westlake Parties for (i) Expenditures arising out of claims for non-payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by the Westlake Parties or any of their Affiliates in connection herewith or (ii) Expenditures for which the Westlake Parties are required to provide indemnification to Owner pursuant to Section 15.1.

8.4 Reports. The Westlake Parties shall cause to be timely prepared and delivered to Owner such reports, forecasts, implementation plans, plans of action, studies and other information pertaining to the performance of the Shared Services and the Operating Services as Owner may reasonably request from time to time. The costs incurred by the Westlake Parties in preparing and delivering such reports, forecasts, plans, studies and other information shall be included in the Expenditures to be reimbursed by Owner pursuant to Sections 8.3(b) and 8.3(c).

8.5 Audit and Examination.

(a) To the extent necessary to verify the accuracy of any statement, invoice, charge or computation made under this Agreement, each Party shall have the right, at its cost, to interview representatives of the other Party and to examine the books and records maintained by such other Party relating to this Agreement, including support for costs charged by the Party’s third party contractors, relating to the performance of the relevant Services, during normal business hours and upon reasonable notice to the other Party; provided that each Party has the right to redact from the records subject to examination of any portions thereof as necessary to comply with such Party’s confidentiality obligations. Such audit must be commenced within 12 Months of receiving said statement, invoice, charge or computation made under this Agreement and will take place at a location mutually agreeable to the Parties. All records subject to audit hereunder shall be caused to be retained for no less than two calendar years after their creation. If any such examination establishes any inaccuracy in any billing made prior to such examination, the necessary adjustments to such billings will be made promptly without any interest charge.

(b) Absent fraud or intentional concealment or misrepresentation by the relevant Party, such Party shall neither be required nor permitted to adjust any Expenditure incurred by such Party during a Fiscal Year unless a claim therefor is presented or adjustment is initiated within the 12 Months following such Fiscal Year, and in the absence of such timely claims or adjustments, the books and records rendered by the Westlake Parties shall be conclusively established as correct. If a Party has commenced an audit within the period referenced in Section 8.5(a) but has been unable to complete the audit within such period despite its good faith efforts to do so, then such Party may request a reasonable extension of time to complete the audit and such request will not be unreasonably denied by the other Party.

ARTICLE IX

STANDARD OF CARE, NEGATIVE COVENANTS, CONFIDENTIAL INFORMATION AND PROPRIETARY INVENTIONS

9.1 Standard of Care. In performing the Services, the Parties shall at all times act in accordance with the following: (a) the requirements of this Agreement, (b) prudent operating and maintenance practices of the U.S.

chemical industry; (c) all Applicable Law including environmental standards in effect from time to time, and any other applicable rules and requirements of Governmental Authorities; and (d) good faith and reasonable commercial standards; provided, in no event shall a Party be obligated to comply with a requirement if such compliance would result in a breach by that Party of Applicable Law. In addition, the Services to be provided hereunder shall be performed generally in a good faith effort to be cost effective, and with the same general degree of care and at the same general degree of accuracy and responsiveness as when such Party performs services for itself at the Westlake Facilities or the Ethylene Assets, as applicable. NOTWITHSTANDING ANY CONTRARY PROVISIONS OF THIS AGREEMENT OR APPLICABLE LAW, EXCEPT IN THE CASE OF ACTUAL FRAUD, THE PARTIES AND THEIR AFFILIATES (AND THEIR RESPECTIVE OWNERS, EMPLOYEES, AGENTS AND CONTRACTORS) SHALL NOT HAVE ANY LIABILITY TO OWNER UNDER OR WITH RESPECT TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE (WHETHER SOLE OR CONCURRENT, STRICT LIABILITY OR OTHERWISE)) FOR LOSSES SUSTAINED OR LIABILITIES INCURRED EXCEPT PURSUANT TO SECTION 15.1.

9.2 Negative Covenants. A Party shall not, without the prior written consent of the other Party, do or, to the extent the same is within its reasonable control and consistent with the other terms of this Agreement, permit to occur or to continue, any of the following:

(a) Commit the other Party to, or enter into on behalf of such other Party, any contract or agreement except in the ordinary course of operating the Westlake Facilities or the Ethylene Assets, as applicable, unless the Party is authorized to do so by the other Party;

(b) Create or incur any lien, security interest or encumbrance upon the Westlake Facilities or the Ethylene Assets, as applicable, including without limitation any mechanics or material men’s liens or similar encumbrances arising out of claims for work, labor or materials furnished to the Party in connection with the provision of Services by that Party hereunder;

(c) Purport to sell, lease, pledge, mortgage, assign, transfer or otherwise dispose of the Westlake Facilities or the Ethylene Assets, as applicable or any of the other Party’s now owned or hereafter acquired assets, except for replaced parts and other assets that are taken out of service and are sold or otherwise disposed of in the ordinary course of operating the Westlake Facilities or the Ethylene Assets, as applicable; or

(d) Commit the other Party to be or to become directly or contingently responsible or liable for obligations of any other Person, by assumption, guarantee, endorsement or otherwise.

9.3 Proprietary Inventions and Techniques. Owner grants to the Westlake Parties an irrevocable, royalty-free, non-exclusive and non-assignable license to use, during the Term of this Agreement, any proprietary inventions, processes and techniques of Owner which are necessary or useful in the operation of the Common Facilities. As a condition precedent to the effectiveness of such license to use, the Westlake Parties hereby expressly agree that they will utilize such proprietary inventions, processes and techniques solely in connection with the performance of its duties hereunder. Upon termination of this Agreement, such license shall terminate and the Westlake Parties shall return to Owner whatever possessory interest the Westlake Parties have in all inventions, processes or techniques that are proprietary to Owner.

ARTICLE X

PAYMENT OF COSTS

10.1 Payments.

(a) Each Party shall issue to the other Party an invoice on or before the 20th day of each Month (the “Monthly Invoice”) reflecting such other Party’s allocable share of Expenditures (split between Operating Expenses and Capital Expenditures) incurred by the Party under this Agreement in the provision of Services for the prior Month (the “Relevant Month”).

(b) Each Party shall pay the amount of each Monthly Invoice to the other Party, other than any amount thereof that is disputed in accordance with Section 10.1(e) below, not later than the 5th day following receipt from such other Party of the Monthly Invoice. If the due date for payment is not a Business Day, then the due date for payment shall be the immediately succeeding Business Day. Any adjustments necessary to reconcile the resolution of a disputed amount with the amount actually paid shall be paid within five Days following resolution of the disputed amount. Any adjustments, whether for overpayment or underpayment, for disputed amounts shall bear interest at the Base Rate from the date of overpayment or underpayment, as the case may be, until the actual date of payment.

(c) In the event that any amount reflected in any statement or invoice is not paid when due, other than any amount thereof that is disputed in accordance with Section 10.1(e) below, such unpaid amount shall bear interest from and including the day following the due date therefor up to and including the date when payment is made, at the Default Rate.

(d) If any Party fails to make payment of any amount of any Monthly Invoice, other than any amount thereof that is disputed in accordance with Section 10.1(e) below, on or before the later of (i) the 60th day after such payment is due an (ii) the 30th day after notice to such Party of non-payment, the other Party shall have the right to suspend the performance of the relevant Services hereunder to such Party until such payment is made.

(e) A Party may withhold payment of all or any portion of any amount reflected as owing by the other Party in any statement or invoice received from the other Party to the extent that the paying Party disputes payment of such amount or such portion thereof in good faith. For the avoidance of doubt, as to any Monthly Invoice, a Party may withhold payment as to any disputed amount, including to account for any credit such Party believes it is owed with respect to the performance or receipt of Services, or the failure thereof. In the event of such a dispute, the disputing Party shall promptly notify the other Party, stating its reasons for disputing such amount and, to the extent available providing reasonable supporting documentation therefor.

(f) A Party may dispute a Monthly Invoice, or any portion thereof, by notice to the other Party, up to one calendar year following receipt of such Monthly Invoice, provided that if a Party fails to deliver such notification within such period, it shall be deemed to have waived the right to dispute the applicable Monthly Invoice.

(g) All payments pursuant to this Section 10.1 shall be calculated in accordance with the Accounting Principles and shall exclude any costs or expenses for which a Party is required to indemnify the other Party pursuant to Section 15.1.

(h) Monthly Invoices shall take into account any prior payments made by a Party that have not been used by the Party providing services. Each Monthly Invoice shall include a reconciliation (split between Operating Expenses and Capital Expenditures) of the Monthly Invoice payment made by the relevant Party for the Month and such Party’s allocable share of the actual Expenditures incurred by the Party providing the services during such Month, and any amount owing by one Party to the other Party pursuant to such reconciliation shall adjust the amount otherwise payable on that Monthly Invoice.

(i) All payments under this Agreement shall be made in United States dollars by wire transfer in immediately available funds by deposit to the bank account designated in writing by the Party receiving the payment. Any wire transfer charges shall be for the account of the Party making the payment. If a Party elects to change the bank or account to which payments are to be made, that Party shall notify the other Party before the effective date of such change.

10.2 Reimbursement for Emergencies.

(a) If the Westlake Parties take any action pursuant to an Emergency involving or related to the Common Facilities or the Ethylene Assets, the Westlake Parties shall be entitled to reimbursement for Owner’s allocable share of all Expenditures reasonably incurred in taking such action (subject to Section 10.2(c)). The Westlake Parties agree to promptly notify Owner of any such Emergency, and to provide Owner with sufficient explanation and justification for any action taken in response thereto and the Expenditures incurred, or expected to be incurred, in connection therewith, any further action required, and such other details as may be required for reporting to any Governmental Authority. Owner shall reimburse the Westlake Parties for Owner’s allocable share of Expenditures reasonably incurred under this Section 10.2 upon receipt of invoices, if applicable, sent by the Westlake Parties in the ordinary course after the Expenditures have been incurred and Owner is notified thereof.

(b) The Westlake Parties are hereby authorized to make immediate commitments or expenditures, without prior approval, as necessary to accomplish the following:

(i) prevent imminent escape of gas, liquids, chemicals or vapors from the Common Facilities and/or the Ethylene Assets;

(ii) prevent imminent injury to any Person arising out of the operation of the Common Facilities and/or the Ethylene Assets;

(iii) prevent, curtail, minimize or otherwise mitigate imminent damage to the environment or the property of Owner, the Westlake Parties or third parties arising out of the operation of the Common Facilities and/or the Ethylene Assets or from the performance of the Services;

(iv) prevent imminent failure or unplanned shutdown of the Common Facilities, any Utility Service or the Ethylene Assets;

(v) restore the Common Facilities, any Utility Service and the Ethylene Assets to operating condition following an unplanned shutdown or failure; or

(vi) comply with emergency orders of any Governmental Authority arising out of the operation of the Common Facilities, the Ethylene Assets or the performance of the Services.

(c) Notwithstanding anything to the contrary, the Westlake Parties shall not be entitled to reimbursement for Expenditures made in accordance with this Section 10.2 if the circumstance giving rise to the Expenditure resulted from the Westlake Parties’ gross negligence or willful misconduct.

(d) If an Emergency or other situation requiring prompt action arises and the Westlake Parties are not reasonably responding in a prompt fashion, Owner shall have the right to take such remedial action as it deems appropriate, at Owner’s cost, and the Westlake Parties will reimburse Owner for the Westlake Parties’ allocable share of the costs incurred by Owner in connection with such remedial action; provided, if the circumstance giving rise to such remedial action resulted from the Westlake Parties’ gross negligence or willful misconduct, then the cost of such remedial action shall be borne and paid by the Westlake Parties.

ARTICLE XI

TAXES

11.1 Embedded Tax Amounts. If any portion of any payment made by a Party hereunder is to reimburse the other Party for any federal, state or local taxes or assessments, then such other Party shall cause such taxes and assessments to be paid prior to delinquency.

11.2 Income Taxes. Notwithstanding anything to the contrary, Expenditures for which a Party is entitled to reimbursement pursuant to this Agreement shall not include taxes that are measured or based on that Party’s income or franchise taxes or similar taxes, and all such income, franchise and similar taxes shall be the responsibility of that Party.

ARTICLE XII

WARRANTY/CLAIMS

12.1 Warranties.

(a) The Westlake Parties shall use commercially reasonable efforts, as agent for Owner, to secure from vendors, suppliers and subcontractors, for Owner’s benefit, such warranties and guarantees as may reasonably be available regarding supplies, materials, equipment and services purchased for the Ethylene Assets in the performance of the Operating Services, and to enforce such warranties and guarantees on behalf of Owner. As regards any equipment, materials, supplies or services obtained by the Westlake Parties from vendors, suppliers and subcontractors, the only warranties, if any, applicable thereto and available to Owner shall be those offered by such vendors, suppliers and subcontractors. THE WESTLAKE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY, GUARANTY OR REPRESENTATION, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, SUITABILITY OR MERCHANTABILITY, REGARDING THE DESIGN OR ANY OTHER CHARACTERISTICS OF THE ETHYLENE ASSETS OR ANY SUCH EQUIPMENT, MATERIALS, SUPPLIES OR SERVICE, ALL OF WHICH ARE SPECIFICALLY DISCLAIMED AND NEGATED.

(b) OWNER’S EXCLUSIVE REMEDIES WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY THE WESTLAKE PARTIES FROM THIRD PARTY VENDORS, SUPPLIERS AND SUBCONTRACTORS SHALL BE THOSE UNDER THE VENDOR, SUPPLIER AND SUBCONTRACTOR WARRANTIES REFERENCED IN SECTION 12.1(a), AND THE WESTLAKE PARTIES’ ONLY OBLIGATION, ARISING OUT OF OR IN CONNECTION WITH ANY SUCH WARRANTY OR BREACH THEREOF, SHALL BE TO USE COMMERCIALLY REASONABLE EFFORTS TO ENFORCE SUCH WARRANTIES AND OWNER SHALL HAVE NO OTHER REMEDIES AGAINST THE WESTLAKE PARTIES WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY THE WESTLAKE PARTIES FROM SUCH VENDORS, SUPPLIERS AND SUBCONTRACTORS.

12.2 Claims. Any and all claims against Owner instituted by anyone other than the Westlake Parties arising out of the performance of the Operating Services that are not covered by insurance shall be settled or litigated and defended by the Westlake Parties except when (a) the amount involved is stated to be (or estimated to be, as the case may be) greater than $1,000,000 or (b) criminal sanction is sought. The settlement or defense of any claim described in clause (a) or (b) above shall be decided by Owner in its sole and absolute discretion following consultation with the Westlake Parties. Each Party shall provide written notice to the other Party as soon as practicable of any claims instituted against Owner or the Westlake Parties in their capacity as provider of the Operating Services (regardless of the amount or nature of the claim).

ARTICLE XIII

TERMINATION

13.1 Term. This Agreement shall commence as of the date of this Agreement and shall continue in effect until the 12th anniversary hereof (the “Initial Term”) or, if earlier, the date upon which this Agreement is terminated pursuant to Section 13.2. Beginning at least one] year prior to the expiration of the Initial Term, the Parties will negotiate in good faith using commercially reasonable efforts to reach agreement upon terms for the renewal of this Agreement (a “Renewal Term”; and the Initial Term together with any Renewal Term is the “Term” of this Agreement), along with the terms for renewal of the Related Agreements. If the Parties have not reached agreement upon terms for the renewal of this Agreement and the Related Agreements by the date that is six months prior to the expiration of this Agreement, then senior management representatives of the Parties (including at least one representative from each Party who has not previously been directly engaged in the prior renewal negotiations) shall engage in discussions regarding such renewal; provided, however, that neither Party shall be obligated to renew this Agreement.

13.2 Termination. The following provisions shall govern the termination of this Agreement. Any termination pursuant to this Section 13.2 shall be evidenced by a notice given by the Party effectuating such termination.

(a) Owner shall have the option to terminate this Agreement if:

(i) the Westlake Parties materially default in the performance of their obligations under this Agreement and (1) such material default continues for a period of 30 days after notice thereof by Owner to the Westlake Parties or (2) if the default is not reasonably susceptible of being cured within a 30 day period, the Westlake Parties fail to commence the cure of said default within a 30 day period or thereafter fails to pursue the cure with commercially reasonable diligence; or

(ii) the annual fees payable by Owner in respect of Services exceed such amount given in the Agreed Annual Budget for the relevant Fiscal Year by the greater of (i) 20%; or (ii) 1 million US dollars, without the prior written consent of Owner; and

(b) The Westlake Parties shall have the option to terminate this Agreement if:

(i) Owner materially defaults in the performance of its obligations under this Agreement and (i) such material default continues for a period of 30 days after notice thereof by the Westlake Parties to Owner or (ii) if the default is not reasonably susceptible of being cured within a 30 day period, Owner fails to commence the cure of said default within a 30 day period or thereafter fails to pursue the cure with commercially reasonable diligence;

(ii) Owner becomes subject to a Bankruptcy Proceeding;

(iii) Owner permanently shuts down the Ethylene Assets; or

(iv) Owner has not operated the Ethylene Assets for a period of more than six consecutive months for any reason other than for (A) construction following a casualty loss, which construction is being performed in compliance with [Section 8.4] of each of the Site Lease Agreements or (B) Force Majeure.

(c) A Party shall have the option to terminate this Agreement in the case of a Force Majeure Event which is continuing for at least 12 months after receipt by the other Party of notice pursuant to Section 16.2.

(d) This Agreement shall automatically terminate if the Ethylene Sales Agreement terminates pursuant to the provisions therein.

13.3 Self Help. During any period that a Party (a) is unable pursuant to Article XVI or (b) has failed to perform any Service after receipt of notice from the other Party regarding such failure, to perform any of the Services (the “Subject Services”), the other Party shall have the right to perform or cause to be performed the Subject Services, and the first Party shall take all actions reasonably necessary to facilitate such performance of the Subject Services.

13.4 General Obligations. As reasonably requested by a Party during the 180 day period following the termination of this Agreement, the other Party shall provide Services pursuant to the terms of this Agreement (and for which the requesting Party shall continue to advance or reimburse Expenditures as set forth in Article X) and otherwise reasonably cooperate with Owner, provided that Owner is not in payment default at any time during such period.

ARTICLE XIV

ACCESS TO ETHYLENE ASSETS

The Westlake Parties, their agents and contractors and the Seconded Employees shall at all times during their performance of the Westlake Provided Services hereunder have full and free, non-exclusive access to the Ethylene Assets as necessary to perform their obligations under this Agreement, and all such Persons shall comply with all safety and other procedures from time to time imposed by Owner or the Westlake Parties in connection with any access to or work performed on or about the Ethylene Assets or the Westlake Facilities. Owner shall reasonably cooperate with the Westlake Parties in connection with the Westlake Parties’ performance of their obligations under this Agreement, including (a) signing, submitting and prosecuting applications or submissions for Permits with respect to the Ethylene Assets for which Owner is a necessary and indispensable party and taking such other action reasonably required of Owner to enable the Westlake Parties to perform their obligations under this Agreement including, obtaining and maintaining applicable Permits; (b) granting the Westlake Parties and their representatives and agents such, non-exclusive access to the Ethylene Assets and information to the extent known by Owner about historic, current and projected operations as may be reasonably needed by the Westlake Parties in order to fulfill their obligations under this Agreement; and (c) granting the Westlake Parties and their representatives and agents the right to undertake all sampling, testing and monitoring required by any Permit or Governmental Authority in connection with any Permit. Owner shall notify the Westlake Parties promptly of any written notification that it receives by Owner of any investigation, proceeding or other action commenced by any Governmental Authority relating to any Ethylene Asset Permit or any Applicable Law relating to the Ethylene Assets. Owner shall promptly provide the Westlake Parties with copies of any and all written notices or other communications received by Owner from any Governmental Authority with respect to the Ethylene Assets and, at the reasonable request of the Westlake Parties, any other information or document that is within Owner’s possession relating to such Ethylene Assets Permits or any obligations thereunder.

ARTICLE XV

INDEMNIFICATION

15.1 By the Westlake Parties. The Westlake Parties shall indemnify, protect and defend Owner and its Affiliates and all of their officers, directors, employees and agents (the “Owner Indemnified Parties”) against, and hold the Owner Indemnified Parties harmless from, any and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively, “Claims”) that are incurred by such Owner Indemnified Parties in connection with, relating to or arising out of (a) the breach by any Westlake Party, the Westlake Parties’ Affiliates, or their directors, officers, employees, agents, contractors, subcontractors or consultants (the “Westlake Group”) of any term or condition of this Agreement, or (b) the performance of any Services hereunder; provided, however, that the Westlake Parties shall not be obligated to indemnify, reimburse, defend or hold harmless any Owner Indemnified Party for any Claims incurred by such Owner Indemnified Party in connection with, relating to or arising out of (i) a breach by such Owner Indemnified Party of this Agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of such Owner Indemnified Party with respect to the Services hereunder or (iii) the fraudulent or dishonest acts of such Owner Indemnified Party.

15.2 By Owner. Owner shall indemnify, protect and defend the Westlake Parties and their Affiliates and all of their officers, directors, employees and agents (the “Westlake Indemnified Parties”) against, and hold the Westlake Indemnified Parties harmless from, any and against all Claims that are incurred by such Westlake Indemnified Parties in connection with, relating to or arising out of (a) the breach by Owner, Owner’s Affiliates, or its directors, officers, employees, agents, contractors, subcontractors or consultants (the “Owner Group”) of any term or condition of this Agreement, or (b) the performance of any Services hereunder; provided, however, that Owner shall not be obligated to indemnify, reimburse, defend or hold harmless any Westlake Indemnified Party for any Claims incurred by such Westlake Indemnified Party in connection with, relating to or arising out of (i) a breach by such Westlake Indemnified Party of this Agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of such Westlake Indemnified Party with respect to the Services hereunder or (iii) the fraudulent or dishonest acts of such Westlake Indemnified Party.

15.3 Indemnification Procedures.

(a) A Party (the “Indemnified Party”) agrees that promptly after it becomes aware of facts giving rise to a Claim under this Article XV, it will provide notice thereof to the other Party pursuant to Section 15.1 or Section 15.2 (the “Indemnifying Party”), specifying the nature of and specific basis for such claim, copies of all correspondence with third parties, Governmental Authorities or other individuals relating to the claim, and other relevant information reasonably requested by the Indemnifying Party.

(b) The Indemnifying Party shall have the right to control all aspects of the response to and/or defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article XV, including correspondence and negotiation with Governmental Authorities, the selection of counsel and engineering and other consultants, determination of the scope of and approach to any investigation or remediation, determination of whether to appeal any decision of any court, determination of whether to enter into any voluntary agreement with any Governmental Authority, and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article XV, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 15.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article XV; provided, however, that that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

ARTICLE XVI

FORCE MAJEURE

16.1 Force Majeure Event. Subject to the following provisions of this Article XVI, a Party shall not be in default hereunder or responsible for any loss or damage to the other Party resulting from any delay in performing or failure to perform any obligation of such Party under this Agreement (other than a Party’s failure or delay to make advances and payments for the provision of Services performed or to be performed) to the extent such failure or delay is caused by a Force Majeure Event. For clarification purposes, a Party shall not be obligated to make advances or payments for Services that are not performed as a result of a Force Majeure Event.

16.2 Force Majeure Notice. The Party whose ability to perform is affected by a Force Majeure Event must, as a condition to its right to suspend its obligations under Section 16.1, promptly give the other Party notice setting forth the particulars of the Force Majeure Event and, to the extent possible, the expected duration of the Force Majeure Event and the Services to be affected by the Force Majeure Event. Such notice shall also include a description of the steps taken and proposed to be taken to lessen and cure the Force Majeure Event. The cause of the Force Majeure Event shall so far as commercially reasonable be remedied with all reasonable dispatch, except that no Party shall be obligated to resolve any Labor Difficulties other than as it shall determine to be in its best interests.

ARTICLE XVII

OTHER PROVISIONS

17.1 Assignment. Except as permitted pursuant to the Omnibus Agreement, neither Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto, and any purported assignment or transfer in violation hereof shall be null and void. This Agreement shall be binding upon, and inure the benefit of, permitted successors and assigns.

17.2 Notices. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or e-mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 17.2.

Owner:

Westlake Chemical OpCo, LP

Email:

The Westlake Parties:

Westlake Management Services, Inc.

Email:

Westlake Vinyls, Inc.

Email:

WPT LLC

Email:

Westlake Petrochemicals LLC

Email:

17.3 Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

17.4 Entire Agreement. This Agreement and the Related Agreements (including any exhibits hereto or thereto) constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein.

17.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, that the Owner may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable judgment of the GP, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

17.6 No Waiver. Failure of either Owner or the Westlake Parties to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter, and the waiver by either Owner or the Westlake Parties of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

17.7 Safety Regulations. All employees of each Party when on the property of the other Party will conform to the rules, regulations and procedures concerning safety of such other Party. From time to time, each Party shall furnish the other Party with complete, accurate and current copies of all such rules, regulations and procedures.

17.8 Relationship of Parties. This Agreement does not create a partnership, joint venture, or relationship of trust or agency between the Parties.

17.9 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Parties hereby agrees: (i) to submit to the exclusive jurisdiction of any state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) that all claims in respect of any such action or proceeding may be heard and determined in any such court, (iii) that such Party will not bring any action or proceeding arising out of or relating to this Agreement in any other court, and (iv) that such Party waives any defense of inconvenient forum to the maintenance of any such action or proceeding, and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.

17.10 Dispute Resolution.

(a) The dispute resolution provisions set forth in this Section 17.10 shall be the final, binding and exclusive means to resolve all disputes, controversies or claims (each, a “Dispute”) arising under the Agreement, and each Party irrevocably waives any right to any trial by jury with respect to any dispute arising under this Agreement.

(b) If a dispute arises, the following procedures shall be implemented:

(i) Any Party may at any time invoke the dispute resolution procedures set forth in this Section 17.10 as to any dispute by providing written notice of such action to the other Parties.

(ii) Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Section 17.10, and subject to Section 17.3, the Parties agree and undertake that all payments not in dispute shall continue to be made and that all obligations not in dispute shall continue to be performed.

(iii) Within 30 days after receipt of notice of a dispute, representatives of the Parties shall engage in non-binding mediation, and a specific timetable and completion date for its implementation shall also be agreed upon. If the completion date therefor shall occur without the Parties having resolved the dispute, then the Parties shall proceed under subsection (b)(iv).

(iv) If, after satisfying the requirement above, the dispute is not resolved, the Parties shall resolve the dispute by a binding arbitration, to be held in the State of Texas pursuant to the Federal Arbitration Act and in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall select one (1) arbitrator. Each Party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the Parties involved in the dispute and advanced by them from time to time as require. It is the mutual intention and desire of the Parties that the arbitrator be selected as expeditiously as possible following the submission of the dispute to arbitration. Once the arbitrator is selected and except as may otherwise be agreed in writing by the Parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrator shall render his final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The decision of the arbitrator in any such proceeding will be reasoned, final and binding and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any Party ancillary to arbitration (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the Parties agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.11 Waiver of Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR OR IN RESPECT OF ANY CONSEQUENTIAL LOSS OR DAMAGE, SPECIAL OR PUNITIVE DAMAGES OR LOSS OF PROFITS OR BUSINESS INTERRUPTION, SUFFERED OR INCURRED BY ANY OTHER PARTY ARISING OUT OF, IN CONNECTION WITH, OR RESULTING FROM, THIS AGREEMENT, WHETHER ANY CLAIM FOR SUCH LOSS OR DAMAGE IS BASED ON TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT (INCLUDING BREACH OF OR FAILURE TO PERFORM THIS AGREEMENT OR THE BREACH OF ANY REPRESENTATION OR WARRANTY HEREUNDER, WHETHER EXPRESS OR IMPLIED) OR OTHERWISE, EXCEPT FOR ANY SUCH DAMAGES RECOVERED BY ANY THIRD PARTY AGAINST ANY PARTY IN RESPECT OF WHICH SUCH PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION PURSUANT TO ARTICLE XV, PROVIDED THAT NO PARTY SHALL BE ENTITLED TO INDEMNIFICATION FOR ANY DAMAGES THAT ARE CONTRARY TO APPLICABLE LAW.

17.12 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

17.13 Set Off. Each Party has the right to set off against any amounts due to the other Party hereunder any and all amounts that the other Party owes to the first Party under this Agreement or the Related Agreements.

17.14 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

17.15 Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no third party (including any Limited Partner of the MLP) shall have the right, separate and apart from the Parties to this Agreement, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

WESTLAKE CHEMICAL OPCO LP
By:	Westlake Chemical OpCo GP LLC, its general partner

By:
Name:
Title:

WESTLAKE MANAGEMENT SERVICES, INC.

By:
Name:
Title:

WESTLAKE VINYLS, INC.

By:
Name:
Title:

WPT LLC
By:	Westlake Chemical Investments, Inc., its manager

By:
Name:
Title:

WESTLAKE PETROCHEMICALS LLC
By:	Westlake Chemical Investments, Inc., its manager

By:
Name:
Title:

Schedule 2

SCHEDULE 1

ETHYLENE ASSETS

PART A

CALVERT CITY ASSETS

The ethylene plant was built in 1963 and occupies approximately 13 acres. The original unit was designed and built by C. F. Braun. The unit was converted to ethane feedstock and expanded to an annual capacity of 630 million pounds in early 2014.

PART B

LAKE CHARLES ASSETS

1.	Petro 1 was started up in 1991 and occupies 26.99 acres. It was built with KBR technology as an ethane cracker and is now being expanded with Technip technology to 1.5B lb/yr of ethylene.

2.	Petro 2 was started up in 1997 and occupies 23.43 acres. It was built by Lummus as an ethane and propane cracker. It was expanded in 2013 to 1.49B lb/yr of ethylene by Lummus and will achieve that capacity with the start-up of the seventh furnace at the end of 2014.

3.	As part of the Petro 2 project in 1997, the co-products storage and shipping area was built. The co-products storage area occupies 7.75 acres.

4.	The Lake Charles Assets comprise 58.17 acres in total.

Schedule 1

SCHEDULE 2

COMMON FACILITIES

1.	Lake Charles Common Facilities

The Petro Site has 320 acres and has Petro 1, Petro 2, Co-products, Styrene and Poly 3. As noted Petro 1, Petro 2 and Co-products are owned by Owner and have 58.17 acres. To the west of the Petro Site, Westlake Chemical owns about 350 acres of land for future development.

2.	Calvert City Common Facilities:

i.	The Chlor Alkali plant was built in 1966 and occupies approximately 40 acres. It was upgraded and expanded to 275K ECU capacity in 2001 utilizing Asahi Kasei membrane technology. The feedstocks are rock salt and electricity.

ii.	The VCM unit was built in 1953 utilizing B. F. Goodrich technology. The unit occupies approximately 55 acres and has an annual production capacity of 1.3 billion pounds of VCM. The feedstocks are Chlorine, Ethylene and Oxygen as well as supplemental Ethylene Dichloride as required.

iii.	The PVC unit was built in 1959 and occupies approximately 26 acres. It has a current annual production capacity of 1.4 billion pounds. The unit’s feedstock is VCM produced by the Westlake VCM unit.

3.	Common Facilities which are owned by Westlake Parties and their Affiliates that Owner may use, and will be charged through Shared Services, will include, but shall not be limited to:

i.	Parking lots

ii.	Security

iii.	Internal roads

iv.	Walk ways

v.	Maintenance buildings

vi.	Warehouses

vii.	Engineering buildings

viii.	Office buildings

ix.	Lay down areas

x.	Rail tracks and loading and unloading

xi.	Truck loading and unloading

xii.	Raw water supply system

xiii.	Power supply system

Schedule 2

xiv.	Feedstock supply system

xv.	Product outlet

xvi.	Co-product handling

xvii.	Waste water line

xviii.	Firewater

xix.	Fire equipment in emergencies

Schedule 2

SCHEDULE 3

COMMON FACILITIES SERVICES

Plant Services

Maintenance – direct labor and direct supervision for routine maintenance and construction

Warehouse – routine supplies and critical spare parts

Laboratory

Plant safety –includes safety training and maintaining safety equipment

Site Security – includes manning front gate (contract)

Emergency Response – includes fire brigade, rescue and hazmat teams

Railroad Services – loading rack and dock services, including direct labor and direct supervision

Wastewater Treatment – includes sewer system

Cooling Tower

Purchasing of and arranging for feedstock, services and supplies, including risk management and insurance thereto.

Technical Services

Direct Process Engineering

Process Safety Management

Environmental

Process and Quality Control

Project Engineering

IT

Other Services

Marketing, accounting, human resources

Buildings and Grounds: HVAC, janitorial, lawn care, weed control, trash, sprinkler system, roads, fencing, lighting, medical services and uniform

Buildings and Grounds include Maintenance Shop, Warehouse and associated storage buildings, Central Control Room, Main Office, Security Building, Fire House, Motor Control Centers, Boilerhouse, Chemical Storage unit

Training

Miscellaneous: phones, faxes, copiers, printers, mail services, office supplies

Schedule 3

SCHEDULE 4

UTILITY SERVICES

Utility Services

Electric Power

Natural Gas

Nitrogen

Fuel Gas

Steam and process steam

Cooling water

Potable water

Boiler feed water, service and soft water

Raw water (from Sabine Diversion)

Instrument/Utility air

Schedule 4

SCHEDULE 5

OPERATING SERVICES

The services shall include the personnel, supplies, parts and materials necessary for the provision of comprehensive Operating Services. The Westlake Parties shall provide or cause to be provided the following Operating Services in connection with the operation and maintenance of the Ethylene Assets, all in accordance with, and subject to, the requirements of this Agreement, including the following services by the Westlake Parties:

1.	provide, or procure and manage, those services (including operation, maintenance, engineering and construction services) necessary for the operation of the Ethylene Assets and to maintain the Ethylene Assets in sound operating condition and good repair;

2.	perform routine maintenance, preventative maintenance and capitalized repairs;

3.	perform corrosion and inspection services,

4.	submit the applications for, pursue the issuance of, and maintain in force, the environmental and all other permits necessary for the operation of the Ethylene Assets;

5.	prepare, sign and file, or cause to be prepared, signed and filed, all filings required to be filed by an operator of comparable manufacturing facilities with any Governmental Authority with respect to the Ethylene Assets or the operation thereof;

6.	pay any existing or future ad valorem tax, and any existing or future sales tax, use tax, value added tax, environmental tax or other governmental charge or tax (other than taxes measured by income) levied or imposed on the Westlake Parties with respect to the Operating Services and prepare, deliver and maintain the required reports, valuations and statements with respect to such charges and taxes;

7.	provide, or procure and manage, any raw materials, catalysts, additives, process chemicals and other supplies required for the operation of the Ethylene Assets;

8.	operate the Ethylene Assets for the production of ethylene and certain ethylene co-products, including, but not limited to propylene, butadiene, pygas, pyoil and hydrogen (“Products”);

9.	use, store, handle, treat and, on Owner’s behalf and in Owner’s name, dispose of, in accordance with Applicable Law, the hazardous waste and other hazardous materials and nonhazardous waste made, used, processed, stored or generated in the operation of the Ethylene Assets;

10.	maintain proper inventory control and counting procedures and read, maintain and calibrate metering devices and maintain proper records in respect of the Products and other raw materials, catalysts, process chemicals, supplies and fuel used in the operation of the Ethylene Assets;

11.	transport and store Products, including through exchange transactions;

12.	sell and distribute the Products to third-parties;

13.	prepare and maintain accounting, statistical, production runs and other operational reports, special reports detailing any accident or other significant event and such other reports and records as are required by Applicable Law or as are customarily maintained by prudent operators for facilities similar to the Ethylene Assets, including, as applicable, the following information:

i.	intakes and outturns of the Ethylene Assets;

ii.	production of Products;

iii.	maintenance of the Ethylene Assets, including turnarounds;

iv.	scheduled and unscheduled shutdowns and other events reducing available time, space or other available use of the Ethylene Assets;

Schedule 5

v.	inventory feedstock, Product and other raw materials, catalysts, additives, process chemicals and other supplies and fuel;

vi.	permit violations; and

vii.	NOVs/NODs, and environmental releases or spills requiring the preparation, maintenance or submission of reports or records under any Environmental Laws or such other policy as Owner may specify in advance in writing or any other event materially affecting the environment, health and/or safety;

14.	propose such capital projects to the Ethylene Assets as it may consider necessary or useful and provide, or procure the provision of, project assistance for capital projects to the Ethylene Assets as requested by Owner, including the development of project scope, plans, cost estimates, performance targets and other relevant information for capital projects that the Owner may reasonably request;

15.	provide, or procure and manage, engineering, technical services, construction and installation work to the Ethylene Assets, including for capital projects;

16.	prepare and maintain periodic reviews and updates of facilities procedures manuals and other documentation and of appropriate rules, regulations, procedures and manuals for the protection of the environment, health and/or safety as required by Applicable Law and as would be customarily prepared and maintained by a prudent operator for facilities similar to the Ethylene Assets;

17.	take such reasonable actions as to cause the warranties and guaranties from vendors, operators and contractors required by applicable contract or design specifications to be delivered and maintained;

18.	maintain such quality certifications with respect to the Ethylene Assets as is necessary for the production of Products. In addition, if Owner shall require a quality certification for the Ethylene Assets to satisfy the requirements of a customer of any end use products, the Westlake Parties shall obtain and maintain such certification provided that to do so does not place excessive administrative or other burdens on the Westlake Parties and Owner pays all incremental costs of obtaining and maintaining such quality certification; and

19.	perform laboratory testing procedures for the Ethylene Assets products required for process and quality control and to maintain compliance with specifications.

In the event that, subsequent to the date hereof, additional services are required to operate the Ethylene Assets that are not listed on this Schedule 5, the Westlake Parties shall use commercially reasonable efforts to supply such additional services on a mutually agreeable pricing and other terms, whereupon such services shall be considered to be an Operating Service for purposes of this Agreement.

Schedule 5

SCHEDULE 6

OWNER PROVIDED SERVICES

Purge Gas Processing

At the Lake Charles Assets the Poly 1/2 units send ethylene purge gas from their process to maintain the quality of the polyethylene product. This purge gas is returned to Petro 1 or Petro 2 and reprocessed, as it is largely ethylene.

A reprocessing charge that covers the cost of energy, chemicals, etc. is made. This cost is to be mutually agreed between the parties from time to time, based upon to cost of energy, chemicals, etc. pursuant to the mutual agreement of the Parties.

High Pressure Steam

At the Lake Charles Assets, in order to support the Petro 1 and Styrene plants, there is a line between them to allow the transfer of 600 psig superheated steam from one plant to the other for unit upsets and emergencies. This steam is sold at the full cost of production of the steam, based on an agreed upon formula.

Schedule 6

SCHEDULE 7

ACCOUNTING PROCEDURES

1.0 Statements and Billings. Each Party shall bill the other Party in accordance with Section 10.1(a) of this Agreement. If requested by a Party, the Party issuing the bill will promptly provide reasonably sufficient support for the Expenditures anticipated to be incurred for the following Month. Bills will be summarized by appropriate classifications indicative of the nature thereof and will be accompanied by such detail and supporting documentation as the paying Party may reasonably request.

2.0 Records. The Parties shall maintain accurate books and records covering all of such Parties’ performance of the relevant Services.

3.0 Purchase of Materials. All material, equipment and supplies used or consumed at the Ethylene Assets will be owned by Owner and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient, safe and economical operation as determined by the Westlake Parties, only such material shall be obtained for the Ethylene Assets as may be required for immediate or near-term use, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, the Westlake Parties shall take advantage of discounts available by early payments and pass such benefits (or an allocable portion thereof) on to Owner.

4.0 Accounting Principles.

(a) The Westlake Parties are part of an affiliated group of companies (the “Affiliated Group”) that as of the date of this Agreement are engaged in the manufacture and marketing of chemicals, vinyls, olefins, polymers and various fabricated building products. Accounting, purchasing, and risk management (among other functions and services) as of the date of this Agreement are managed or provided by the Westlake Parties or one of their Affiliates to the Affiliated Group. The costs and expenses incurred by the Westlake Parties or such Affiliate in managing or providing such functions and services are accrued on the books and records of the Westlake Parties in accordance with GAAP and are allocated (where applicable) among the members of the Affiliated Group in accordance with GAAP (the “Accounting Principles”).

(b) The costs and expenses incurred by Owner or such Affiliate in managing or providing functions and services as at the date of this Agreement are accrued on the books and records of Owner in accordance with the Accounting Principles.

(c) For purposes of this Schedule, Expenditures shall be classified as either “Owner Only Expenditures”, “Westlake Only Expenditures” or “Other Expenditures”:

(i) “Owner Only Expenditures” shall be comprised of the Expenditures (Operating Expenses and Capital Expenditures) which are incurred solely in respect of the Ethylene Assets, Owner or Owner’s business. Owner Only Expenditures shall include (without limitation) Taxes imposed on the Ethylene Assets or the operation thereof, the cost of employees, labor, materials, equipment, supplies, replacement parts, license and Permit fees and fees of accountants and other professionals, in case incurred solely in respect of the Ethylene Assets, Owner or Owner’s business.

(ii) “Westlake Only Expenditures” shall be comprised of the Expenditures (Operating Expenses and Capital Expenditures) which are incurred solely in respect of the Westlake Facilities, the Westlake Parties or the business of the Westlake Parties. Westlake Only Expenditures shall include (without limitation) Taxes imposed on the Westlake Facilities or the operation thereof, the cost of employees, labor, materials, equipment, supplies, replacement parts, and fees of accountants and other professionals, in case incurred solely in respect of the Westlake Facilities, the Westlake Parties or the business of the Westlake Parties.

Schedule 7

(iii) “Other Expenditures” shall include all Expenditures (Operating and Capital Expenditures) other than Owner Only Expenditures or “Westlake Only Expenditures”.

(d) The Parties shall apply the Accounting Principles in determining the Expenditures and in allocating the Other Expenditures among the Parties or the other applicable members of the Affiliated Group. The Accounting Principles shall provide a mechanism for validating an Expenditure and all allocations of an Expenditure. If a Party believes that the determination or allocation of any Expenditure is inconsistent with the Accounting Principles, then such Party shall notify the other Party in writing of the specific manner in which the first Party regards such determination or allocation to be deficient or objectionable. The second Party shall either correct or change such determination or allocation in accordance with the notice, or, if the second Party disagrees with first Party’s notice, disputes shall be resolved in accordance with Section 17.10 of this Agreement. Owner’s auditors and the Audit Committee of the GP may make reasonable suggestions on accounting relating to this Agreement, then the Westlake Parties will reasonably cooperate with Owner in addressing such changes; provided, the implementation of such suggestions shall be subject to the mutual agreement of Owner and the Westlake Parties.

(e) There shall be no duplication of charges for the same Expenditure. Likewise, no duplication of an Expenditure that has been charged to a Party under any other agreement between the Parties may occur.

Schedule 7